Annex B

Date	Shares Acquired	Price Range	Weighted Average Price Per Share
3/28/2025	238,369	$14.60 - $15.50	$15.46
3/31/2025	2,064	$14.79 - $14.91	$14.90
4/3/2025	750,000	$15.495 - $15.96	$15.93